As filed with the Securities and Exchange Commission on April 15, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RECURSION PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	46-4099738
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

41 S Rio Grande Street

Salt Lake City, UT 84101

(385) 269-0203

Christopher Gibson

Chief Executive Officer

Recursion Pharmaceuticals, Inc.

41 S Rio Grande Street

Salt Lake City, UT 84101

(385) 269-0203

Copies to:

Patrick J. Schultheis Philip H. Oettinger Jeana S. Kim Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500	Louisa Daniels, Chief Legal Officer Nathan Hatfield, Associate General Counsel Recursion Pharmaceuticals, Inc. 41 S Rio Grande Street Salt Lake City, UT 84101 (385) 269-0203	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-254576

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common stock, $0.00001 par value per share	2,578,787	$18.00	$46,418,166	$5,064.22

(1)

Represents only the additional number of shares being registered and includes 336,363 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-254576).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $455,400,000 on a registration statement on Form S-1 (File No. 333-254576), which was declared effective by the Securities and Exchange Commission on April 15, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $46,418,166 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Recursion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-254576) originally filed on March 22, 2021, as amended (the “Prior Registration Statement”), and which the Securities and Exchange Commission declared effective on April 15, 2021.

The Company is filing this registration statement for the sole purpose of increasing by 2,578,787 shares the number of shares of its Class A common stock, par value $0.00001 per share, to be registered for sale. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-7 of the Registration Statement on Form S-1 (File No. 333-254576) filed on March 22, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah on April 15, 2021.

RECURSION PHARMACEUTICALS, INC.

By:	/s/ Christopher Gibson
Christopher Gibson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Gibson Christopher Gibson	Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2021

/s/ Michael Secora Michael Secora	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2021

* Zachary Bogue	Director	April 15, 2021

* Blake Borgeson	Director	April 15, 2021

* Terry-Ann Burrell	Director	April 15, 2021

* R. Martin Chavez	Chair of the Board	April 15, 2021

* Zavain Dar	Director	April 15, 2021

* Robert Hershberg	Director	April 15, 2021

* Dean Li	Director	April 15, 2021

*By: /s/ Christopher Gibson
Christopher Gibson, Attorney-in-fact